News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLCVision Opens Second TLC Laser Eye Center in Greater Toronto Area

ST. LOUIS, MO, January 28, 2008: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced the opening of a new TLC Laser Eye Center located at 50 Burnhamthorpe Road West, Suite 100, Mississauga, Ontario L5B 3C2. The company also has a TLC Laser Eye Center located at 4101 Yonge St., Suite 100, Toronto, Ontario M2P 1N6. Mississauga is also home to TLCVision’s Canadian headquarters.

Jim Wachtman, President and Chief Executive Officer of TLCVision, commented, “The opening of our second TLC Laser Eye Center in the Greater Toronto Area allows us to leverage the strength of the Company’s optometric co-management relationships along with our targeted direct to consumer advertising featuring former TLC patient Tiger Woods. Our strategy focuses on the strong TLC brand integrating quality care, experienced doctors, the latest technology, and a long-term commitment to results.”

The Mississauga TLC Laser Eye Center will offer patients the most advanced technology available including Custom and Bladeless LASIK utilizing IntraLase® to deliver a personalized treatment plan. In addition, the center will offer the TLC Lifetime Commitment® , an exclusive benefit available to patients at any TLC Laser Eye Center across North America.

TLC surgeons have performed more than 1,000,000 LASIK procedures. The trust and confidence that TLC patients have in the TLC brand has resulted in studies showing that 99% of TLC patients would recommend TLC to a friend or family member.

The Mississauga TLC Laser Eye Center is conveniently located on Burnhamthorpe Road across from Square One Shopping Mall. You can learn more about TLC Laser Eye Centers as well as book a consult at www.lasik.com or by calling 1-888-TLC-2020.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management, and technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.lasik.com. More information about TLCVision can be found on the website www.tlcv.com.